Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm

Zurich, November 4, 2010

Credit Suisse Group AG
Zurich, Switzerland

Re: Registration Statement No. 333-158199

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated November 4, 2010 related to our review of interim financial information of Credit Suisse Group AG as of September 30, 2010 and 2009 and for the three and nine-month periods ended September 30, 2010 and 2009.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

Marc Ufer Simon Ryder
Licensed Audit Expert Licensed Audit Expert